Exhibit 99.1

PolarityTE Announces $8.0 Million Registered Direct and Private Placement Offerings Priced At-The-Market Under Nasdaq Rules

SALT LAKE CITY, June 6, 2022 — PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing regenerative tissue products and biomaterials, announced today that it has entered into securities purchase agreements with a single healthcare-focused institutional investor for the purchase and sale of 1,584,159 shares of its common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.525 per share in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, PolarityTE also agreed to issue and sell to the investor 1,584,159 shares of common stock (or pre-funded warrants in lieu thereof) at the same purchase price as in the registered direct offering. In addition, the Company agreed to issue to the investor in the offerings unregistered preferred investment options (the “investment options”) to purchase up to an aggregate of 3,168,318 shares of common stock. The unregistered investment options will be exercisable immediately upon issuance at an exercise price of $2.40 per share and will expire five years from the date of issuance.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

The aggregate gross proceeds to the Company of both offerings are expected to be approximately $8.0 million before deducting placement agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offerings for general corporate purposes and working capital, including among other things, capital expenditures and research and development expenses.

The registered direct offering and private placement are expected to close on or about June 8, 2022, subject to the satisfaction of customary closing conditions.

The shares of common stock, pre-funded warrants and shares of common stock underlying the pre-funded warrants (but excluding the shares of common stock and pre-funded warrants in the private placement and the investment options and the shares of common stock underlying the investment options) are being offered by PolarityTE pursuant to a “shelf” registration statement on Form S-3 (File No. 333-262671) previously filed with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2022, and declared effective by the SEC on April 7, 2022. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Alternatively, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by email at placements@hcwco.com or by phone at (646) 975-6996.

The unregistered shares of common stock, pre-funded warrants, and investment options described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and, along with the shares of common stock underlying such pre-funded warrants and investment options, have not been registered under the Act or applicable state securities laws. Accordingly, the shares, the pre-funded warrants, the investment options, and the shares of common stock underlying the pre-funded warrants and investment options may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to an accredited investor. Pursuant to a registration rights agreement with the investor, the Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered shares of common stock and the shares issuable upon exercise of the unregistered pre-funded warrants and investment options.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA) for a chronic cutaneous ulcer indication. SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Such forward-looking statements include, but are not limited to, statements related to the closing of the offerings and the Company’s use of proceeds from the offerings. Readers should not place undue reliance on such forward-looking statements. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, many of which are beyond our control, that may cause actual results or events to differ materially from those projected. These risks and uncertainties include the ability of the Company to satisfy certain conditions to closing the offerings on a timely basis or at all, the amount of funds to be raised from the offerings, the impact of the COVID-19 pandemic, future clinical studies, FDA regulatory matters, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com